Exhibit 10.2

AMENDMENT NO. 2 TO THE
HAMILTON BEACH BRANDS, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective March 1, 2015)

Hamilton Beach Brands, Inc. hereby adopts this Amendment No. 2 to the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2015) (the “Plan”), to be effective as of March 13, 2018 (the “Effective Date”), to reflect the fact that recently-adopted tax reform legislation removed the requirement to submit the Plan for subsequent approval by post-spin stockholders. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

1.Section 15 of the Plan is hereby amended in its entirety to read as follows:

“The Plan was approved on May 14, 2015 by the stockholders of NACCO Industries, Inc., the indirect parent company of the Company prior to the “Spin-Off Date” (as such term is defined in the 2017 Separation Agreement between NACCO Industries, Inc. and HBBHC).”